SUB-ITEM 77E:
Legal Proceedings

Pending Litigation

Beginning in late 2007, lawsuits were filed in state and federal courts in Tennessee, Alabama, Arkansas, Indiana, Mississippi, Louisiana, New York and Texas relating to certain fixed income funds managed by the Adviser,including the Funds. Certain of the cases were filed as putative class actions on behalf of investors who purchased shares of the Funds from December 2004 through February 2008 and other cases were filed as actions on behalf of one or more individuals or trusts. The complaints name various entities and individuals as defendants including, among others, the Funds, the former Adviser, Morgan Asset Management, Inc. (“MAM”), Morgan Keegan & Company, Inc. (“Morgan Keegan”), Regions Financial Corporation and several affiliates (“Regions”), certain former directors and former officers of the Funds and the Funds’ former portfolio managers. The complaints generally allege that the defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in Fund registration statements and other documents. The plaintiffs seek damages in amounts to be determined at trial and reasonable costs and, in some cases, attorneys’ fees. Each of the cases is at a preliminary stage. An answer was filed in a state court case, Burke v. Citigroup Global Markets, Inc. pending in the circuit court of Jefferson County, Alabama, on behalf of Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. Other than the Burke case and the motions to dismiss filed in the actions discussed below, no responses to the complaints have been filed in the actions pending against the Funds, and no classes have been certified in any of the putative class actions filed against the Funds. As discussed further below, the Funds moved to dismiss the consolidated class action related to the Closed-End funds, but the Court denied the motion as it relates to the Funds. The parties in this action substantially reached a settlement and filed a Stipulation of Settlement for the Court’s preliminary approval as discussed further below.

On March 13, 2008, a derivative action was filed in the United States District Court for the Western District of Tennessee seeking damages on behalf of Helios Multi-Sector High Income Fund, Inc. against MAM and certain former directors of the Fund. The complaint in this action alleged, among other things, that defendants MAM and certain former directors of the Fund breached their fiduciary duties and mismanaged the Fund in connection with portfolio composition, fair valuation, liquidity, risk management and disclosure. The complaint sought damages in an amount to be determined at trial and reasonable costs and attorneys’ fees. Motions to dismiss the complaint were filed by the respective defendants. The Board of the Fund underwent an investigation of the underlying allegations in the complaint to determine whether pursuit of such claims is in the best interest of the Fund. The Fund moved to dismiss the action without prejudice, or alternatively, to stay the action pending the completion of the Board’s investigation of the underlying allegations and its determination as to proceeding on behalf of the Fund. On March 10, 2010, the court granted the defendants’ motions to dismiss and dismissed the action without prejudice to the Fund’s right to seek remuneration for any perceived wrongs on the completion of its Board’s investigation.

Subsequently, on March 18, 2010, four derivative actions were filed on behalf of each of the Funds. The complaints in these actions allege, among other things, that defendants MAM, and certain former officers and directors of the Funds breached their fiduciary duties and mismanaged the Funds in connection with portfolio composition, fair valuation, liquidity, risk management and disclosure. The complaints seek equitable relief, damages in an amount to be determined at trial and reasonable costs and attorneys’ fees. The proceedings are at a preliminary stage. On November 5, 2010, the Court granted plaintiff’s unopposed motion for consolidation of these actions, and on December 6, 2010, plaintiffs filed a consolidated amended complaint. The Boards of the Funds have undertaken an investigation of the underlying allegations in the consolidated amended complaint to determine whether pursuit of such claims is in the best interest of the Funds. On January 24, 2011, the Funds filed a motion for a stay of the action pending the completion of the Boards’ investigation or, in the alternative, until April 6, 2011. Also on January 24, 2011, the non-Fund defendants filed motions to dismiss the consolidated amended complaint. On February 9, 2011, the Court granted the Funds’ motion and stayed the case until April 6, 2011. On April 6, 2011, the Funds and derivative plaintiffs filed a joint, unopposed motion for a sixty-day extension of the stay of the case to facilitate their discussion of a possible resolution of the issues in this action. The Court granted this motion on April 8, 2011, staying the case until June 6, 2011. Per the Court’s June 28, 2011 Scheduling Order, derivative plaintiffs filed their motion in opposition to the non-Fund defendants’ motion to dismiss on July 19, 2011. Non-Fund defendants filed their reply on August 18, 2011. On September 9, 2011, the Court entered an order granting non-Fund defendants’ motion to dismiss without prejudice. Following the Board’s investigation, the Board has authorized derivative plaintiffs’ counsel to pursue the derivative claims on behalf of the Closed-End funds. On October 21, 2011, derivative plaintiffs filed a verified shareholder derivative complaint, with plans to file an amended complaint soon thereafter. Subsequently, on November 15, 2011, derivative plaintiffs filed a verified amended shareholder derivative complaint. On January 13, 2012, non-Fund defendants filed a motion to dismiss the amended derivative complaint. Derivative plaintiffs filed their opposition brief on February 27, 2012, and defendants’ replies were filed on March 28, 2012. On May 8, 2012, the parties notified the Court that a settlement in principle had been reached in the derivative action, and on May 9, 2012 the Court granted the parties’ joint motion to stay the action pending finalization and documentation of the settlement terms.

Claims substantially similar to those described above have been made in lawsuits filed in the United States Federal and state courts concerning certain open-end funds formerly managed by the Adviser. Motions to dismiss the open-end derivative and open-end class actions were filed by the respective defendants. The open-end fund defendants moved to dismiss the open-end derivative action without prejudice, or alternatively, to stay such action pending the completion of the Board investigation described above. On September 24, 2010, the Court denied defendants’ motions to dismiss but granted a stay of the action pending receipt by October 25, 2010 of a report by the Board regarding the status of its investigation; on October 22, 2010, the Board filed a status report, and requested that the stay be extended until November 30, 2010. The open-end fund defendants separately moved to dismiss the open-end class actions for failure to state a claim. On September 30, 2010, the Court issued an order granting in part and denying in part defendants’ motions to dismiss. Defendants’ time to answer the surviving claims was extended until November 30, 2010. On November 30, 2010, the open-end funds filed an additional status report in the open-end derivative action, including a proposed memorandum of understanding between the open-end funds and derivative plaintiffs regarding the resolution of some of the issues in the open-end derivative and class actions and the realignment of the open-end funds as plaintiffs in the open-end derivative action (the “MOU”). The open-end funds and derivative plaintiffs also filed a motion for an extension of the stay to facilitate the steps necessary to seek approval of the MOU and the proposed settlement. On December 10, 2010, the Court granted the joint motion and stayed the action until April 6, 2011. On December 16, 2010, the Court entered a scheduling order in the open-end class action that gave plaintiffs until April 6, 2011 to file the necessary motions seeking approval of the proposed partial settlement. On March 14, 2011, the open-end funds and derivative plaintiffs filed a joint motion for approval of the proposed notice to the open-end funds’ shareholders and final approval of the MOU in the open-end derivative action. On that same date, the open-end funds and lead plaintiffs filed a joint motion for preliminary approval of the proposed partial settlement and approval of notice to the settlement class members in the open-end class action. Non-Fund defendants filed opposition papers on April 18, 2011. On June 21, 2011 the Funds and plaintiffs executed an amended MOU (the “Amended MOU”), which was submitted to the Court together with the reply papers of the Funds and plaintiffs on June 24, 2011. The non-Fund defendants filed their sur-reply papers on August 1, 2011. On August 12, 2011, plaintiffs and the Funds filed a motion with the Court requesting leave to file sur-sur-reply briefs in response to the non-Fund defendants’ sur-reply briefs. On September 6, 2011, plaintiffs and the Funds filed a joint motion to strike the Declaration of Nancy J. Moore (the “Moore Declaration”), submitted in support of the non-Fund defendants’ opposition to final approval of the Amended MOU and partial settlement. Non-Fund defendants filed their opposition brief September 20, 2011, and plaintiffs and the Funds filed their reply brief on October 27, 2011. The Court held a hearing on the motion to strike the Moore Declaration on December 7, 2011, and on January 4, 2012, the Court entered an order denying the motion to strike. On March 26, 2012, the Court granted plaintiffs’ and the Funds’ joint motion for leave to file a sur-sur-reply on the Amended MOU briefing. On April 18, 2012, plaintiffs and the Funds each filed their respective sur-sur-reply briefs. On June 6, 2012, plaintiffs filed a motion for leave to file a Second Amended Consolidated Class Action Complaint, and attached the proposed amended complaint to the filing. On July 12, 2012, the Court granted the parties’ joint motion to extend the time for defendents to file a response to plaintiffs’ motion to amend the complaint until 30 days after a ruling from the Court on the motion to approve the AMOU and partial settlement, which is still pending.

On September 23, 2008, most of the cases pending in federal court in the Western District of Tennessee in which the Funds are defendants, and other cases pending in that court involving the same or similar claims against other defendants, were consolidated into a single proceeding encaptioned In re Regions Morgan Keegan Closed End Fund Litigation. On December 15, 2010, the Court entered an order appointing lead plaintiffs and lead counsel and consolidating the various actions in this proceeding. On February 22, 2011, plaintiffs filed a consolidated amended class action complaint, alleging Section 11 and Section 12 securities violations against Helios Multi-Sector High Income Fund, and Section 10b securities violations against all four Closed-End Funds. On April 13, 2011, the Funds filed a motion to dismiss the consolidated amended complaint with prejudice. The non-Fund defendants filed separate motions to dismiss the consolidated amended complaint on April 13, 2011. Per the Court’s May 20, 2011 Scheduling Order, plaintiffs filed their brief in opposition to the Funds’ and non-Fund defendants’ separate motions to dismiss on June 17, 2011. The Funds and non-Fund defendants filed their replies in support of their separate motions to dismiss on August 12, 2011. On March 30, 2012, the Court entered an order granting in part and denying in part the motion to dismiss. The Court dismissed certain claims against the Officer Co-Defendants, but denied dismissal of all other claims. On April 13, 2012, plaintiffs filed a consolidated amended class action complaint. On May 7, 2012, the Court granted co-defendants’ and the Funds’ joint, unopposed motion for an extension on the filing of an answer to the amended class action complaint until June 11, 2012. On May 8, 2012, the parties notified the Court that a settlement in principle had been reached in the securities class action, and on May 9, 2012 the Court granted the parties’ joint motion to stay the action pending finalization and documentation of the settlement terms.

On February 12, 2009, the Judicial Panel on Multidistrict Litigation (“Judicial Panel”) issued an order transferring related actions pending in other federal courts to the United States District Court for the Western District of Tennessee and directing that the transferred cases be coordinated or consolidated with the above-described actions relating to the Funds (the “MDL proceeding”).

On June 18 and June 23, 2010, respectively, two actions were filed in the Northern District of Alabama against Morgan Keegan, MK Holding, Inc., the Funds, and certain other defendants. These complaints generally allege that the defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in Fund prospectuses and registration statements. The plaintiffs seek damages in amounts to be determined at trial and attorneys’ fees. On July 28, 2010, joint motions were filed by plaintiffs, Morgan Keegan and MK Holding, Inc. in these proceedings for temporary stays pending transfer to the Western District of Tennessee for consolidated or coordinated pretrial proceedings as part of the MDL proceeding. The Court entered the MDL transfer order consolidating the actions on August 31, 2010.

On July 12, 2010, a putative class action was filed in the Western District of Tennessee against MAM, Morgan Keegan, Regions, MK Holding, Inc., the Funds, and certain other defendants. The action purports to assert claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), on behalf of all ERISA plans for which Regions Bank serves or served as trustee, custodian or agent that owned or held shares of certain investment funds, which are subject of the multidistrict litigation discussed above. The Funds, together with certain open-end funds formerly managed by the Adviser, are sued as Nonfiduciary Parties in Interest, and are alleged to be liable, and subject to equitable remedies, for allegedly knowingly participating in breaches of ERISA fiduciary duties by other defendants, or wrongfully obtaining or receiving assets from the Regions ERISA Trusts. Plaintiffs also allege that the Funds are liable for the conduct of certain other defendants who allegedly acted as agents of the Funds. The action seeks equitable remedies, including a constructive trust and/or restitution of assets allegedly wrongfully obtained or received, as well as fees, profits, bonuses, dividends or other remuneration, together with damages in an amount to be determined at trial and reasonable costs and attorneys’ fees. On September 9, 2010, the non-Fund defendants filed a motion to consolidate this action with other ERISA cases in which the Funds are not named as defendants. On April 25, 2011, the Court granted defendants’ motion to consolidate the ERISA actions. On May 20, 2011, the ERISA plaintiffs filed a Third Amended Consolidated Class Action Complaint that no longer names the Funds as defendants in the action.

No estimate of the effect, if any, of these lawsuits on the Funds can be made at this time.

Recent Litigation Updates

The Funds and the other parties to In re Helios Closed-End Funds Derivative Litigation, (the “Litigation”) have filed with the U.S. District Court for the Western District of Tennessee a Stipulation of Settlement. The Stipulation was submitted to the Court together with a proposed Preliminary Approval Order, which if signed by the Court, will preliminarily approve the settlement of the derivative claims filed on behalf of the Closed-End Funds in the Litigation in exchange for a settlement payment to the Closed-End Funds by the Regions Financial Corp. and several Morgan Keegan affiliated entities, as defined in the stipulation, in the amount of $6.0 million, less an attorneys’ fee award in the amount of $1.8 million. After a hearing on the settlement, if the Court grants final approval of the settlement, it is expected that each of the Closed-End Funds’ share of the settlement, after the attorneys’ fee award is deducted, will be approximately the amounts reflected below, based upon an allocation of the settlement to the Closed-End Funds approved by the Closed-End Funds’ Boards of Directors:

Helios Advantage Income Fund, Inc. ...............................................	$1,150,000 ($0.18 per share)
Helios Multi-Sector High Income Fund, Inc. ...................................	$1,225,000 ($0.16 per share)
Helios High Income Fund, Inc. ...........................................................	$ 850,000 ($0.17 per share)
Helios Strategic Income Fund, Inc. ....................................................	$ 975,000 ($0.16 per share)

The Preliminary Approval Order, once signed by the Court, will provide for further notice of the settlement to the shareholders of the Closed-End Funds (at the Closed-End Funds’ expense), and the scheduling of a hearing and any remaining proceedings. The amount of the settlement is subject to modification by the Court prior to final approval and, therefore, the amount to be paid to each Closed-End Fund is subject to change.

Concurrent with the filing of the Stipulation of Settlement of the Litigation, the parties to In re Regions Morgan Keegan Closed-End Fund Litigation, (the “Class Action Litigation”) have also filed with the U.S. District Court for the Western District of Tennessee a Stipulation of Settlement. The Stipulation attaches a Preliminary Approval Order, which if signed by the Court, will preliminarily approve the settlement, including a release of securities claims alleged against the Closed-End Funds and the other defendants pursuant to the terms of the Stipulation of Settlement of the Class Action Litigation. The Stipulation of Settlement filed in the Class Action Litigation (which also is subject to Court approval) requires that certain of the defendants make a payment of $62.0 million to a class of Closed-End Fund shareholders and does not require any payments to be made by the Closed-End Funds in connection with the settlement of the Class Action Litigation.

The Preliminary Approval Order in the Class Action Litigation, once signed by the Court, will provide for further notice of the settlement to the class members, and the scheduling of a hearing and any remaining proceedings.